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                               RETENTION AGREEMENT

         AGREEMENT by and between Tyco International Ltd. (the "Parent") and Richard J. Meelia (the "Executive"), effective as of the Effective Date (as hereinafter defined).

                               W I T N E S S E T H

         WHEREAS, Parent considers it essential to the best interests of its stockholders to foster the continuous employment of Executive by Tyco Healthcare Group LP (the "Company") and to encourage and reinforce the dedication and efforts of Executive; and

         WHEREAS, Parent has determined to offer Executive the benefits described in this Agreement to provide an incentive to encourage Executive to remain in the employ of the Company so that the Company may receive his continued dedication and assure the continued availability of his advice and counsel and to assure that he will not provide services for a competing business in accordance with the terms hereof; and

         WHEREAS, Executive has agreed to serve the Company pursuant to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Parent and Executive hereby agree as follows:

1.       DEFINITIONS.

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

               (a) "Affiliate" means any entity that directly or indirectly is controlled by, controls or is under common control with the Company or Parent.

               (b) "Cause" means Executive's conviction of a felony that is materially and demonstrably injurious to the Company or any of its Affiliates, monetarily or otherwise. The Company must notify Executive of an event constituting Cause within 90 days following the Board's knowledge of its existence or such event shall not constitute Cause under this Agreement.

               (c) "Change in Control" means the first to occur of any of the following events:

                   (1) Any "person" (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 30% or more of Parent's capital stock entitled to vote in the election of directors;

                   (2) Persons who, as of the Effective Date constitute the Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of


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         a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of Parent subsequent to the Effective Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least three-quarters of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

                   (3) The shareholders of Parent approve any consolidation or merger of Parent, other than a merger of Parent in which the holders of the common stock of Parent immediately prior to the merger hold more than 50% of the common stock of the surviving corporation immediately after the merger;

                   (4) The shareholders of Parent approve any plan or proposal for the liquidation or dissolution of Parent; or

                   (5) Substantially all of the assets of Parent are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code")) in which Parent is a member.

               (d) "Company" means Tyco Healthcare Group LP and the successor to, or transferee of all or substantially all of the assets of, the Company.

               (e) "Date of Termination" means (1) the effective date on which Executive's employment by the Company terminates as specified in a Notice of Termination by the Company or Executive, as the case may be, or (2) if Executive's employment by the Company terminates by reason of death, the date of death of Executive. Notwithstanding the previous sentence, (i) if Executive's employment is terminated for Disability (as defined in Section 3(b)), then such Date of Termination shall be no earlier than 30 days following the date on which a Notice of Termination is received, and (ii) if Executive's employment is terminated by the Company other than for Cause or by Executive other than for Good Reason, then such Date of Termination shall be no earlier than 30 days following the date on which a Notice of Termination is received.

               (f) "Effective Date" means the execution date of this Agreement.

               (g) "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events:

                   (1) a material and adverse change in Executive's titles, offices, duties or responsibilities with the Company as in effect on the Effective Date;

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                   (2) a reduction by the Company in Executive's rate of annual base salary as in effect immediately prior to the Effective Date or as the same may be increased from time to time thereafter;

                   (3) the failure of the Company to provide Executive and his dependents with employee and fringe benefits at least as generous as those in effect on the Effective Date;

                   (4) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 13; or

                   (5) the relocation of Executive's principal place of employment to a location more than 60 miles from Executive's principal place of employment immediately prior to the Effective Date or the Company's requiring Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations.

         Notwithstanding the foregoing, an isolated and inadvertent action taken in good faith and which is remedied by the Company within ten days after receipt of notice thereof given by Executive shall not constitute Good Reason.

               (h) "Notice of Termination" means the written notice described in
Section 14(b).

               (i) "Parent" means Tyco International Ltd., a Bermuda corporation, and the successor to, or transferee of all or substantially all of the assets of, Parent.

2.       RETENTION PERIOD.

         POSITION. Executive agrees to continue to serve as President of the Company from the Effective Date until February 28, 2005 or, if earlier, the Date of Termination (the "Retention Period").

3.       TERMINATION OF EMPLOYMENT.

         Executive's employment hereunder may be terminated on or prior to June 1, 2005 under the following circumstances:

               (a) DEATH. Executive's employment with the Company shall terminate upon his death.

               (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties for the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period, the Company may terminate Executive's employment with the Company for Disability. Any question as to the existence of any physical or mental illness referred to above which the Company and Executive cannot agree shall be determined by a qualified independent physician selected by the Company

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and reasonably acceptable to Executive. The determination of such a physician made in writing to the Company and to Executive shall be final and conclusive for purposes of this Agreement.

               (c) TERMINATION BY COMPANY FOR CAUSE. Subject to the provisions of Section 1(b) hereof and upon a Notice of Termination to Executive, the Company may terminate Executive's employment with the Company for Cause.

               (d) TERMINATION BY COMPANY WITHOUT CAUSE. Upon a Notice of Termination to Executive, the Company may terminate Executive's employment with the Company without Cause.

               (e) TERMINATION BY EXECUTIVE. Upon a Notice of Termination to the Company, Executive may terminate his employment with the Company for any reason, including but not limited to Good Reason.

4.       COMPENSATION UPON TERMINATION.

               (a) TERMINATION GENERALLY. If Executive's employment with the Company is terminated for any reason on or prior to June 1, 2005, the Company shall pay or provide to Executive (or to his authorized representatives or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits that Executive may have under any employee benefit plan of the Company, including without limitation, executive compensation, insurance and retirement plans or arrangements (the "Accrued Benefits").

               (b) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. In the event of a termination by the Company without Cause or upon Executive's Disability or by Executive for Good Reason prior to February 28, 2005, subject to signing by Executive of a general release of employment claims in a form and manner satisfactory to the Company and the expiration of any legally required waiting period, the Company shall pay to Executive (in addition to the Accrued Benefits) not later than ten (10) days following the Date of Termination, (i) an amount equal to three times the sum of (x) Executive's then current annual base salary plus (y) the average of the cash bonus received by Executive for four preceding fiscal years of the Company, plus (z) the greater of ten percent (10%) of Executive's then current base salary or $20,000, and
(ii) an amount equal to the product of (A) the maximum annual bonus that Executive would have been eligible to earn under the Company's annual bonus plan for the bonus measurement period during which the Date of Termination occurs, and (B) a fraction, the numerator of which is the number of days from the first day of such period through the Date of Termination and the denominator of which is the total number of days in such measurement period, together with a similarly pro rated bonus with respect to any applicable long term incentive plan then in effect. During the three-year period beginning on the Date of Termination, the Company shall provide Executive with the following benefits: medical and dental insurance (subject to Executive's payment of premiums required of active employees similarly situated), life insurance, contribution credits under the Company's Supplemental Executive Retirement Plan (including contribution credits equivalent to the matching contributions that would have been provided to Executive under the Company's Retirement Savings and Investment Plan had Executive remained employed by the Company during such period) and access to the Company's

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aircraft for up to 150 hours a year (hereinafter, the "Continuing Benefits").
All Continuing Benefits shall be provided to Executive at a level similar to that provided on the Date of Termination. The Company shall also provide Executive with executive outplacement services for one year.

               (c) TREATMENT OF EQUITY UPON TERMINATION. Upon the occurrence of any termination of Executive's employment with the Company on or prior to February 28, 2005 (other than a termination by the Company for Cause or a termination by Executive without Good Reason), during the three-year period beginning on the Date of Termination, Executive shall continue to vest in any shares of restricted stock previously granted to Executive by Parent that are still subject to risk of forfeiture and any options to purchase common shares of Parent that remain unvested and unexercisable.

               (d) DEATH. If Executive's employment is terminated by reason of his death on or prior to June 1, 2005, the Company shall pay Executive's estate the Accrued Benefits. The Company shall also pay Executive's estate cash severance and a pro rata bonus in a lump sum in the manner calculated pursuant to Section 4(b). Executive's spouse and dependent children may continue in the Company's medical and dental plans for up to 36 months from the Date of Termination, subject to payment of premiums required of active employees similarly situated.

               (e) TERMINATION BY COMPANY WITH CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If Executive's employment is terminated by the Company with Cause under Section 3(c) or by Executive without Good Reason under Section 3(e) on or prior to February 28, 2005, the Company shall have no further obligation to Executive other than for the Accrued Benefits.

               (f) CHANGE IN CONTROL. Upon the occurrence of a Change in Control or a sale of the Company (or all or substantially all of the assets of the Company) by Parent on or prior to June 1, 2005, all shares of restricted stock previously granted to Executive by Parent (or the Company) that are still subject to risk of forfeiture shall become fully vested and nonforfeitable and all options to purchase common shares of Parent (or the Company) that remain unexercisable shall become fully exercisable and vested.

               (g) TERMINATION SUBSEQUENT TO FEBRUARY 28, 2005. If Executive's employment is terminated by Executive for any reason or by the Company without Cause or upon Executive's Disability at any time subsequent to February 28, 2005 and prior to June 1, 2005 (the "Extension Period"), subject to signing by Executive of a general release of employment claims in a form and manner satisfactory to the Company and the expiration of any legally required waiting period, and adhering to the terms set forth in Sections 7, 8, 9, 11, (i) the Company shall pay to Executive (in addition to the Accrued Benefits) not later than ten (10) days following the Date of Termination, all payments set forth in
Section 4(b) and, during the three (3) year period beginning on the Date of Termination, shall provide to Executive all Continuing Benefits, and (ii) during the three (3) year period beginning on the Date of Termination, Executive shall continue to vest in any shares of restricted stock previously granted to Executive by Parent that are still subject to risk of forfeiture and any options to purchase common shares of Parent that remain unvested and unexercisable, and shall continue to have the right to sell any such vested shares and exercise any such vested options during such three year period. Notwithstanding the foregoing, the Company shall not be obligated to make any payments or

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provide any Continuing Benefits pursuant to this Section 4(g) in the event that
Executive and Parent shall have executed a mutually acceptable employment or retention agreement in replacement hereof prior to the expiration of the Extension Period.

5.       CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

               (a) GROSS-UP PAYMENT. If it shall be determined that any payment or distribution of any type to or in respect of Executive, by the Company or any other person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

               (b) DETERMINATION BY ACCOUNTANT.

                   (1) All computations and determinations relevant to this Section shall be made by a national accounting firm selected by the Company from among the five (5) largest accounting firms in the United States (the "Accounting Firm"), and reasonably acceptable to Executive, which firm may be the Company's accountants. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Such determinations shall include whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code). In making the initial determination hereunder as to whether a Gross-Up Payment is required, the Accounting Firm shall be required to determine that no Gross-Up Payment is required if, but only if, the Accounting Firm (A) concludes that (i) there has not occurred a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (as such terms are defined in Section 280G of the Code) or (ii) no portion of the Total Payments constitutes "parachute payments" (within the meaning of said Section 280G), in either case on the basis of "substantial authority" (within the meaning of Section 6230 of the Code), and (B) provides an opinion to that effect to both the Company and Executive, including the reasons therefor and an opinion that Executive has substantial authority not to report any Excise Tax on his federal income tax return. If the Accounting Firm determines that a Gross-Up Payment is required, the Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter both to the Company and Executive by no later than ten
         (10) days following the Date of Termination, or such earlier time as is requested by the Company or Executive (if Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax).

                   (2) If a Gross-Up Payment is determined to be payable, it shall be paid to Executive within 20 days after the Determination is delivered to the Company by the

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         Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error. Notwithstanding the foregoing, a Gross-up Payment shall be made as soon as practicable following a determination by the Internal Revenue Service that any portion of the Total Payments is subject to the Excise Tax.

                   (3) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of Executive.

                   (4) In the case of any Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and
         (ii) this provision and all other provisions in this Agreement shall be interpreted in a manner consistent with the intent of this Section, which is to make Executive whole, on an after-tax basis, from the application of the Excise Taxes, it being acknowledged and understood that the correction of an Overpayment may result in Executive repaying to the Company an amount which is less than the Overpayment.

                   (5) Executive shall notify the Company in writing of any claim by the Internal Revenue Service relating to the possible application of the Excise Tax under Section 4999 of the Code to any of the payments and amounts referred to herein and shall afford the Company, at its expense, the opportunity to control the defense of such claims.

                   (6) Executive shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax and shall be reimbursed by the Company, on an after-tax basis, for all costs, expenses, interest and penalties incurred by Executive in connection with any such contest or dispute.

6.       WITHHOLDING TAXES.

         The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

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7.       CONFIDENTIAL INFORMATION.

         Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive's assigned duties and for the benefit of the Company, either during the period of Executive's employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, or any of its Affiliates, which shall have been obtained by Executive during Executive's employment by the Company. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to Executive; (b) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (c) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (a) and (b) of the preceding sentence, Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

8.       NON-SOLICITATION AGREEMENT.

         During Executive's employment with the Company and continuing for any period following the Date of Termination during which Executive is receiving Continuing Benefits pursuant to this Agreement, Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (a) any managerial level employee of the Company or any of its Affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (b) any customer of the Company to purchase goods or services then sold by the Company or any of its Affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

9.       NONCOMPETITION AGREEMENT.

         Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during Executive's employment hereunder, and continuing for any period following the Date of Termination during which Executive is receiving Continuing Benefits pursuant to this Agreement, Executive agrees that Executive will not be employed by any business of the same type as any business in which the Company is engaged on the Date of Termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which Executive has been involved to any extent (other than DE MINIMIS) at any time during the 12-month period ending with the Date of Termination, in any locale of any country in which the Company conducts business.



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10.      ACKNOWLEDGEMENTS RESPECTING RESTRICTIVE COVENANTS.

               (a) NO ADEQUATE REMEDY AT LAW. Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Company in the event that Executive breaches any of the restrictive covenants and that any such damages, in any event, would be inadequate and insufficient. Therefore, if Executive breaches any restrictive covenant, the Company and any of its Affiliates shall be entitled to an injunction restraining Executive from violating such restrictive covenant. If the Company or any of its Affiliates shall institute any action or proceeding to enforce a restrictive covenant, Executive hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the Company or any of its respective Affiliates have an adequate remedy at law.

               (b) INJUNCTIVE RELIEF NOT EXCLUSIVE REMEDY. In the event of a breach of any of the restrictive covenants, Executive agrees that, in addition to any injunctive relief as described in Section 10(a), the Company shall be entitled to any other appropriate legal or equitable remedy.

               (c) THIS SECTION REASONABLE, FAIR AND EQUITABLE. Executive agrees that this Section 10 is reasonable, fair and equitable in light of his duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement and that it is necessary to protect the legitimate business interests of the Company and that Executive has had independent legal advice in so concluding.

               (d) CONSTRUCTION. If any of the restrictions contained in Sections 7, 8 or 9 hereof are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, Executive and Company contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

               (e) CHANGE IN CONTROL. The parties hereto agree that the restrictive covenants contained in Section 9 of this Agreement shall be null and void and shall not be enforceable against Executive following any termination of Executive's employment on or after a Change in Control of the Company.

11.      NONDISPARAGEMENT.

         Each of Executive and the Company (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 11.



                                       9
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12.      INDEMNIFICATION.

         To the fullest extent permitted by law, the Company shall indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys' fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director, employee or consultant of the Company or any of its Affiliates. The provisions of this Section 12 shall survive the termination of this Agreement.

13.      SUCCESSORS; BINDING AGREEMENT.

               (a) The provisions of this Agreement shall be binding upon the surviving or resulting corporation in any merger, consolidation, recapitalization or similar corporate transaction or the person or entity to which all or substantially all of the Company's assets are transferred.

               (b) In addition to any obligations imposed by law upon any successor to the Company, the Company and Parent shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

               (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

14.      NOTICE.

               (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

               If to Executive:

To the most recent address set forth in the personnel records of the Company;



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               If to the Company:

               Tyco Healthcare Group LP
               15 Hampshire Street
               Mansfield, MA  02048

               Attention:  Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               (b) A written notice of Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specify the Date of Termination. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

15.      FULL SETTLEMENT.

         The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

16.      GOVERNING LAW; VALIDITY.

         The validity, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of New York. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

17.      ARBITRATION; LEGAL FEES.

         Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 17 (including, without limitation, all reasonable legal fees incurred by Executive in connection with such arbitration).



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18.      AMENDMENT.

         No provision of this Agreement may be amended, waived or discharged except by the mutual written agreement of the parties.

19.      ENTIRE AGREEMENT.

         This Agreement supersedes and replaces any prior agreement, whether oral or written, relating to the subject matter of this Agreement. To the extent that the terms of this Agreement are inconsistent with the terms of any employee benefit plan, company policy, stock option agreement or restricted stock agreement, the terms of this Agreement shall supercede and control over any such inconsistent term.

20.      COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 14th day of February, 2002.

         THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

EXECUTIVE                            TYCO INTERNATIONAL LTD.



                                     By:
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Richard J. Meelia                          Chairman and Chief Executive Officer






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